EXHIBIT 99.1

INSMED INCORPORATED REPORTS FINANCIAL RESULTS FOR

FIRST QUARTER OF 2005

RICHMOND, VA – (May 10, 2005) – Insmed Incorporated (Nasdaq/NMS: INSM), a developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced results for the three-month period ended March 31, 2005.

$000’s (except EPS)	Q1 2005	Q1 2004	Q4 2004
Revenues	57	61	23
Net loss	(5,764)	(4,759)	(5,837)
Net cash used in operations	6,295	4,619	6,452
Earnings per share	$(0.13)	$(0.12)	$(0.14)

Discussion of Revenue and Expense Items

Revenues for the three months ending March 31, 2004 were $57,000 as compared to $61,000 for the equivalent period of 2004, and $23,000 for the final quarter of 2004. The increase from the final quarter of 2004 was due to an annual royalty which is normally received in the first quarter of each year.

The net loss for the first quarter ending March 31, 2005 was $5.8 million or $0.13 per share, as compared to net losses of $4.8 million or $0.12 per share for the corresponding quarter of 2004 and $5.8 million or $0.14 per share for the fourth quarter of 2004. The $1.0 million or $0.1 per share increase in the net loss for the first quarter of 2005 compared to the first quarter of 2004 arises from a $0.7 million rise in Operating Expenses and a $0.3 million increase in interest expense. The rise in operating expenses are due to a combination of additional research and development expenses and higher general and administration expenses in support of our lead product SomatoKine® in the Growth Hormone Insensitivity Syndrome indication. The $0.3 million increase in interest expense is principally due to the accounting treatment associated with the previously announced convertible debt offering which occurred during the first quarter of 2005. Sequentially operating results for the current quarter remained consistent with the prior quarter.

As of March 31, 2005, the Company had total cash and cash equivalents of $35.8 million.

Conference Call

The Company will host a conference call on May 12, 2005 at 8:30 a.m. Eastern Time Company management will conduct the call and will review the financial and operating results for the first quarter and provide a Corporate update. To participate in the conference call, dial 877-407-2035 (domestic) or 201-689-8035 (international). The call will be webcast live through Insmeds corporate website: www.insmed.com. and will be archived until November 12, 2005.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery and development of drug candidates for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For further information about Insmed and SomatoKine®, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the expected results of litigation regarding the validity of our patents and our future ability to conduct our business as now conducted and as it is currently proposed to be conducted; clinical trials and goals, our regulatory and business strategies and growth opportunities for existing or proposed products. Such forward-looking statements are subject to numerous risks and uncertainties, including the uncertainty of the outcome of any litigation, the risk that product candidates may fail in the clinic or may not be successfully marketed or manufactured, the company may lack financial resources to complete development of product candidates, the FDA may interpret the results of our studies differently than we have. We can give no assurances that we would be successful in any litigation or that such litigation would not have a material adverse effect on our business, financial condition and results of operation. Furthermore, we may not be able to afford the expense of defending against such a claim. As a result of these and other risks and uncertainties, actual results may differ materially from those described in this press release. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

INSMED INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,771	$9,222
Restricted Cash	285	285
Other current assets	100	174

Total current assets	36,156	9,681

Long-term assets:
Restricted Cash - long term	3,118	3,303

Deferred financing costs	1,827	—
Property and equipment, net	24	27

Total assets	$41,125	$13,011

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,541	$2,621
Accrued project costs	759	884
Payroll liabilities	1,407	1,183

Interest payable	80	—
Restructuring reserve	360	360

Total current liabilities	4,147	5,048

Long-term liabilities:

Convertible Debt	35,000	—

Debt discount	(16,369)	—

Net convertible debt	18,631	—

Asset retirement obligation	591	443
Restructuring reserve-long-term portion	207	285

Total liabilities	23,576	5,776

Stockholders’ equity:
Common stock; $.01 par value; authorized share 500,000,000; issued and outstanding shares, 44,987,287 in 2005 and 44,893,496 in 2004	450	449
Additional capital	236,592	220,515
Accumulated deficit	(219,493)	(213,729)
Net stockholders’ equity	17,549	7,235

Total liabilities and stockholders’ equity	$41,125	$13,011

INSMED INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues	$57	$61

Operating expenses:
Research and development	4,287	3,855
General and administrative	1,293	1,041

Total operating expenses	5,580	4,896

Operating loss	(5,523)	(4,835)

Interest income	64	76

Interest expense	(305)	—

Net loss	$(5,764)	$(4,759)

Basic and diluted net loss per share	$(0.13)	$(0.12)

Shares used in computing basic and diluted net loss per share	44,986	38,395

INSMED INCORPORATED

Consolidated Statements of Cash Flows

(in thousands - unaudited)

	Three Months Ended March 31,
	2005	2004
Operating activities
Net loss	$(5,764)	$(4,759)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	226	14
Changes in operating assets and liabilities:
Other assets	74	(159)
Accounts payable	(1,080)	1,114
Accrued project costs	(125)	(907)
Payroll liabilities	224	154
Restructuring reserve	(78)	(76)
Asset Retirement Obligations	148	—
Interest payable	80	—

Net cash used in operating activities	(6,295)	(4,619)

Financing activities
Proceeds from issuance of convertible debt	35,000	—
Proceeds from issuance of common stock	87	—
Costs incurred in conjunction with issuance of debt	(2,428)	—
Cash restricted to restricted letters of credit	185	—

Net cash provided by financing activities	32,844	—

Increase (decrease) in cash and cash equivalents	26,549	(4,619)
Cash and cash equivalents at beginning of period	9,222	29,526

Cash and cash equivalents at end of period	$35,771	$24,907

For more information, contact:

Baxter Phillips, III

Investor Relations

Insmed Incorporated

Phone 804.565.3041

bphillips@insmed.com